Exhibit 99.1

FedEx Corporation

Summary Statements of Income – Recast for New Pension Accounting Rules

(Dollars in millions except per share amounts)

Unaudited

For the Year Ended May 31, 2018	FedEx Express	FedEx Ground	FedEx Freight	Corporate, other and eliminations	Consolidated
Operating Income (Loss) Prior to Adoption of ASU 2017-07	$2,578	$2,605	$517	$(830)	$4,870
Effect of Adoption of ASU 2017-07	(473)	(76)	(27)	(22)	(598)

Operating Income (Loss)	$2,105	$2,529	$490	$(852)	$4,272

Other Income (Expense)
Interest, net					(510)
Other retirement plans income					598
Other, net					(7)

					81

Income Before Income Taxes					$4,353
Provision for Income Taxes (Benefit)					(219)

Net Income					$4,572

Diluted Earnings per Common Share					$16.79

For the Year Ended May 31, 2017	FedEx Express	FedEx Ground	FedEx Freight	Corporate, other and eliminations	Consolidated
Operating Income (Loss) Prior to Adoption of ASU 2017-07	$2,769	$2,279	$390	$(401)	$5,037
Effect of Adoption of ASU 2017-07	(389)	(36)	(19)	(27)	(471)

Operating Income (Loss)	$2,380	$2,243	$371	$(428)	$4,566

Other Income (Expense)
Interest, net					(479)
Other retirement plans income					471
Other, net					21

					13

Income Before Income Taxes					$4,579
Provision for Income Taxes					1,582

Net Income					$2,997

Diluted Earnings per Common Share					$11.07

FedEx Corporation

Segment and Consolidated Results for the Quarter Ended – Recast for New Pension Accounting Rules

(Dollars in millions except per share amounts)

Unaudited

FedEx Express	Aug. 31, 2016	Nov. 30, 2016	Feb. 28, 2017	May 31, 2017	Aug. 31, 2017	Nov. 30, 2017	Feb. 28, 2018	May 31, 2018
Operating Income Prior to Adoption of ASU 2017-07	$607	$710	$564	$888	$438	$719	$431	$990
Effect of Adoption of ASU 2017-07	(97)	(97)	(98)	(97)	(118)	(118)	(114)	(123)

Operating Income	$510	$613	$466	$791	$320	$601	$317	$867

FedEx Ground	Aug. 31, 2016	Nov. 30, 2016	Feb. 28, 2017	May 31, 2017	Aug. 31, 2017	Nov. 30, 2017	Feb. 28, 2018	May 31, 2018
Operating Income Prior to Adoption of ASU 2017-07	$605	$459	$511	$704	$625	$515	$633	$832
Effect of Adoption of ASU 2017-07	(9)	(9)	(10)	(8)	(19)	(19)	(19)	(19)

Operating Income	$596	$450	$501	$696	$606	$496	$614	$813

FedEx Freight	Aug. 31, 2016	Nov. 30, 2016	Feb. 28, 2017	May 31, 2017	Aug. 31, 2017	Nov. 30, 2017	Feb. 28, 2018	May 31, 2018
Operating Income Prior to Adoption of ASU 2017-07	$133	$86	$41	$130	$171	$115	$56	$175
Effect of Adoption of ASU 2017-07	(5)	(5)	(4)	(5)	(6)	(7)	(7)	(7)

Operating Income	$128	$81	$37	$125	$165	$108	$49	$168

Corporate, other and eliminations	Aug. 31, 2016	Nov. 30, 2016	Feb. 28, 2017	May 31, 2017	Aug. 31, 2017	Nov. 30, 2017	Feb. 28, 2018	May 31, 2018
Operating Loss Prior to Adoption of ASU 2017-07	$(81)	$(88)	$(91)	$(141)	$(117)	$(87)	$(119)	$(507)
Effect of Adoption of ASU 2017-07	(1)	(1)	(1)	(24)	(3)	(3)	(3)	(13)

Operating Loss	$(82)	$(89)	$(92)	$(165)	$(120)	$(90)	$(122)	$(520)

Consolidated	Aug. 31, 2016	Nov. 30, 2016	Feb. 28, 2017	May 31, 2017	Aug. 31, 2017	Nov. 30, 2017	Feb. 28, 2018	May 31, 2018
Operating Income Prior to Adoption of ASU 2017-07	$1,264	$1,167	$1,025	$1,581	$1,117	$1,262	$1,001	$1,490
Effect of Adoption of ASU 2017-07	(112)	(112)	(113)	(134)	(146)	(147)	(143)	(162)

Operating Income	$1,152	$1,055	$912	$1,447	$971	$1,115	$858	$1,328
Other Income (Expense)
Interest, net	(113)	(119)	(122)	(125)	(114)	(124)	(125)	(147)
Other retirement plans income	112	112	113	134	146	147	143	162
Other, net	(9)	30	(4)	4	(21)	1	(2)	15

	(10)	23	(13)	13	11	24	16	30

Income Before Income Taxes	1,142	1,078	899	1,460	982	1,139	874	1,358
Provision for Income Taxes (Benefit)	427	378	337	440	386	364	(1,200)	231

Net Income	$715	$700	$562	$1,020	$596	$775	$2,074	$1,127

Diluted Earnings per Common Share	$2.65	$2.59	$2.07	$3.75	$2.19	$2.84	$7.59	$4.15